Filed pursuant to
                                                                  Rule 424(b)(2)
                                                     Registration Nos. 333-32065

                                    Citicorp
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $2,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing  Supplement, dated September 11, 1997
   (To Prospectus Supplement, dated August 27, 1997;
   to Prospectus, dated August 27, 1997)

                              DESCRIPTION OF NOTES

         The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:              LIBOR Senior Notes Due September 17, 2001(the
                             "LIBOR Notes").
Aggregate
Principal Amount:            $25,000,000.00.

Issue Date:                  September 16, 1997.

Stated Maturity:             September 17, 2001.

Interest Rate Index:         Three Month LIBOR.

Spread:                      Plus 5.0 basis points.

Initial Interest Rate:       LIBOR Effective Rate plus 0.05%, based on the rate
                             prevailing on the second Market Day Preceding the Issue Date.

Interest Rate:               For each Interest Period, Three Month LIBOR plus
                             0.05%, as determined on the related LIBOR Interest
                             Determination Date or, in the case of the Initial
                             Interest Rate, the second Market Day preceding the Issue Date.

Interest Commencement Date:  September 16, 1997.

Interest Payment Dates:      Quarterly, on the 17th day of March, June,
                             September and December, commencing December 17,
                             1997, and at Stated Maturity.


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Interest Period:             Quarterly.

Interest Reset Dates:        The 17th day of March, June, September and December
                             commencing in December 1997.

LIBOR Interest
  Determination Dates:       Pertaining to an Interest Reset Date, the second
                             Market Day preceding such related Interest Reset
                             Date.

Index Maturity:              Three Months.

LIBOR Screen Reference:      Telerate Screen Page 3750.

Calculation Dates:           The related LIBOR Interest Determination Date.

Redemption:                  The LIBOR Notes are not subject to
                             redemption prior to Stated Maturity.

Sinking Fund:                The LIBOR Notes are not subject to any sinking
                             fund.

Regular Record Dates:        The date that is 15 calendar days prior to the
                             related Interest Payment Date.

Calculation Agent:           Citibank, N.A.

Selling Agent:               UBS Securities.

Commission:                  .036%.

Price to Public:             100%.

CUSIP Number:                17303 LSC 6.